For the semi-annual period ended September 30, 2009
File number 811-04710



	SUB-ITEM 77C
	Submission of Matters to a Vote of Security Holders


      An Annual Meeting of Stockholders was held on August 13, 2009. At such meeting the stockholders elected one Class I Director and the entire slate of Class II
Directors.


1)	Election of Class I Director:

            					Affirmative			 Shares
            					votes cast 			Withheld

Robert H. Burns			7,866,421			913,713

2)	Election of Class II Directors:

Jessica M. Bibliowicz		8,459,456			   320,638
		Douglas Tong Hsu 			6,535,461			2,244,672
		David G.P. Scholfield		8,119,399			   660,735